As filed with the Securities and Exchange Commission on January 26, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	82 Running Hill Road South Portland, Maine 04106	04-3363001
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification Number)

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

(Full Title of the Plan)

Paul D. Delva

Senior Vice President, General Counsel and Secretary

Fairchild Semiconductor International, Inc.

82 Running Hill Road

South Portland, Maine 04106

(Name and address of agent for service)

(207) 775-8100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration Fee (3), (4)
Common Stock, par value $.01 per share	4,591,554 shares	$9.08	$41,691,310	$2,973

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional number of shares of common stock, par value $.01 per share (“Common Stock”), of Fairchild Semiconductor International, Inc. (the “Company”) as may be issued pursuant to the Fairchild Semiconductor 2007 Stock Plan (the “Plan”) to prevent dilution in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and low selling prices for shares of Common Stock on the New York Stock Exchange on January 20, 2010, which was $9.08.
(3)	In accordance with General Instruction E to Form S-8, a filing fee is being paid only with respect to the additional securities being registered under the Plan pursuant to this registration statement. Shares of the Company’s Common Stock to be issued and sold pursuant to the Plan were previously registered by the Company with the Commission on January 23, 2008 (File no. 333-148809) and February 27, 2009 (File No. 333-157572) and the registration fee with respect to those shares was paid at such time.
(4)	In accordance with Rule 457(p) of the Securities Act, a portion of the filing fee of $2,973 is being offset and paid from the remaining $1,440.95 of the registration fee that was paid and unused in connection with the registrant’s Form S-8 related to the Fairchild Semiconductor Stock Plan filed with the Commission on January 23, 2007 (File no. 333-140145), and which is being applied against a portion of the registration fee required hereunder.

Registration of Additional Securities

On May 6, 2009, the stockholders of Fairchild Semiconductor International, Inc. (the “Company”) approved an amendment to the Fairchild Semiconductor 2007 Stock Plan (the “Plan”), authorizing the issuance of an additional 4,591,554 shares of common stock, par value $.01 per share (“Common Stock”) under the Plan.

In accordance with General Instruction E to Form S-8, this registration statement is being filed to register additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective. Accordingly, this registration statement consists only of the facing page of the registration statement, this paragraph, the interests of named experts and counsel, the signature page, an opinion of counsel and required consents. The contents of the earlier registration statements on Form S-8 (File no. 333-148809 and File no. 333-175572) are incorporated in this registration statement by reference.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Company by Paul D. Delva, Senior Vice President, General Counsel and Secretary of the Company. Mr. Delva is employed by the Company and is eligible to receive awards under the Plan from time to time.

SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on January 26, 2010.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

By:	/S/ PAUL D. DELVA
Paul D. Delva Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, except Robin A. Sawyer, constitutes and appoints Paul D. Delva and Robin A. Sawyer, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his or her agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MARK S. THOMPSON Mark S. Thompson	President and Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	January 26, 2010

/S/ MARK S. FREY Mark S. Frey	Executive Vice President and Chief Financial Officer (principal financial officer)	January 26, 2010

/S/ ROBIN A. SAWYER Robin A. Sawyer	Vice President, Corporate Controller (principal accounting officer)	January 26, 2010

/S/ CHARLES P. CARINALLI Charles P. Carinalli	Director	January 26, 2010

/S/ RANDY W. CARSON Randy W. Carson	Director	January 26, 2010

/S/ ANTHONY LEAR Anthony Lear	Director	January 26, 2010

/S/ THOMAS L. MAGNANTI Thomas L. Magnanti	Director	January 26, 2010

/S/ KEVIN J. MCGARITY Kevin J. McGarity	Director	January 26, 2010

/S/ BRYAN R. ROUB Bryan R. Roub	Director	January 26, 2010

/S/ RONALD W. SHELLY Ronald W. Shelly	Director	January 26, 2010

Exhibit Number	Description

5	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5).

23.2	Consent of KPMG LLP.

24	Powers of Attorney (included on signature page).